UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) APRIL 3, 2006

PROVENA FOODS INC.

(Exact name of registrant as specified in its charter)

California	1-10741	95-2782215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer ID. No.)

5010 Eucalyptus Avenue, Chino California		91710
(Address of principal executive offices)		(Zip code)

(909) 627-1082

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition

The following is the text of a press release including registrant’s results for the 1st quarter of 2005 which registrant 4th quarter of 2005 which registrant intends to have published on April 3, 2006:

FOR IMMEDIATE RELEASE - April 3, 2006 - CHINO, CA

PROVENA FOODS INC.(“PZA” - AMEX) REPORTS YEAR 2005 RESULTS

CHINO, Calif., Provena Foods Inc. (AMEX: PZA) incurred a net loss of $451,881 on sales of $59,150,757 for the year 2005 compared to a net loss of $1,229,855 on sales of $51,809,941 for the year 2004. Sales increased at both the meat and the pasta divisions but both divisions contributed to the loss. The reduction in net loss resulted from the meat division improving from an operating loss to a small operating profit in 2005 and a reduction in the pasta division’s operating loss from 2004 to 2005. Both divisions contributed to the increased sales.

CONDENSED STATEMENT OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net Sales	$16,023,872	$13,980,767	59,150,757	51,809,941
Cost of Sales	14,694,815	13,377,026	55,611,275	49,817,990

Gross profit	1,329,057	603,741	3,539,482	1,991,951
Operating Expenses:
Distribution	374,828	397,358	1,623,898	1,674,425
General and administrative	546,782	587,292	2,085,095	2,001,602

Operating loss	407,447	(380,909)	(169,511)	(1,684,076)
Interest expense and other financing costs, net	45,852	(159,539)	(580,066)	(563,688)
Other Income, net	(318,429)	84,671	42,051	261,237

Profit (loss) before income taxes	134,870	(455,777)	(707,526)	(1,986,527)
Income tax expense (benefit)	54,400	(430,472)	(255,645)	(756,672)

Net loss	80,470	(25,305)	(451,881)	(1,229,855)

Profit (loss) per share:
Basic and diluted	0.02	(0.01)	(0.13)	(0.38)

Shares used in computing loss per share
Basic and diluted:	3,437,873	3,306,755	3,396,459	3,262,055

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

No financial reports or exhibits are filed with this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2006	PROVENA FOODS INC.

	By	/s/ Thomas J. Mulroney
Thomas J. Mulroney Vice President and Chief Financial Officer